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                   INVESTMENT ADVISORY AND ADMINISTRATION AGREEMENT

              Agreement made as of November 22, 1985 between Heritage Capital Appreciation Trust, a Massachusetts business trust ("Trust"), and RJ Fund Management, Inc. ("Manager").

              WHEREAS, the Trust is engaged in business as an open-end, diversified management investment company and is so registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

              WHEREAS, the Trust desires to retain the Manager as investment adviser and administrator to furnish administrative, investment advisory and portfolio management services to the Trust and the Manager is willing to furnish such services;

              NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

              1. APPOINTMENT. The Trust hereby appoints RJ Fund Man-agement, Inc. as investment adviser and administrator of the Trust for the period and on the terms set forth in this Agreement. RJ Fund Management, Inc. accepts such appointment and agrees to render the services herein set forth for the compensation herein provided. In all matters relating to the performance of this Agreement, the Manager will act in conformity with the Declaration of Trust, Bylaws and current Prospectus and Statement of Additional Information of the Trust and with the instructions and directions of the Trust's Board of Trustees and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations.

              2. DUTIES AS INVESTMENT ADVISER. Subject to the supervision of the Trust's Board of Trustees, the Manager will provide a continuous investment program for the Trust's portfolio, including investment research and management with respect to all securities, investments and cash equivalents in the portfolio. The Manager will determine from time to time what securities and other investments will be purchased, retained or sold by the Trust. The Manager will provide the services under this Agreement in accordance with the Trust's investment objective, policies and restrictions as stated in the Trust's current Prospectus and Statement of Additional Information ("Prospectus").

              The Manager will place orders pursuant to its investment determinations for the Trust either directly with the issuer or through any brokers or dealers. In the selection of brokers or dealers and the placement of orders for the purchase and sale of portfolio investments for the Trust, the Manager shall use its best efforts to obtain for the Trust the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain the most favorable price and execution available, the Manager, bearing in mind the Trust's best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of
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     the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees of the Trust may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Trust to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Manager de-termines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager's overall responsibilities with respect to the Trust and to other clients of the Manager as to which the Manager exercises investment discretion. In no instance will portfolio securities be purchased from or sold to the Manager or any affiliated person of the Manager. The Trust agrees that any entity or person associated with the Manager which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Trust which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Trust has consented to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

              The Manager will provide the Board of Trustees of the Trust on a regular basis with economic and investment analyses and reports and make available to the Board upon request any economic, statistical and investment services normally available to institutional or other customers of the Manager.

         Any of the foregoing functions may be delegated by the Manager, at the Manager's expense, to Eagle Asset Management, Inc. or another appropriate party, subject to such approval by the Board of Trustees and shareholders as may be required by the 1940 Act. The Manager shall oversee the performance of delegated functions by any such party and shall furnish to the Trust quarterly evaluations and analyses concerning the performance of delegated responsibilities by those parties.

              3. DUTIES AS ADMINISTRATOR. The Manager will assist in administering the Trust's affairs subject to the supervision of the Trust's Board of Trustees and the following understandings:

                      (a) The Manager will supervise all aspects of the Trust's operation except as hereinafter set forth provided, however, that nothing herein contained shall be deemed to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the Trust's affairs.



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                      (b)  The Manager will investigate and, with appropriate
              approval of the Trust's Board of Trustees, select necessary service companies to conduct certain operations of the Trust, including the Trust's custodian, transfer agent, dividend disbursing agent, accountant and attorney.

                      (c) The Manager will provide the Trust with such ad-ministrative and clerical services as are deemed necessary or advisable by the Trust's Board of Trustees, including the maintenance of certain of the Trust's books and records which are not maintained by the Trust's Custodian or Subadviser.

                      (d) The Manager will arrange, but not pay, for the periodic updating of Prospectuses and supplements thereto, proxy material, tax returns and reports to the Trust's shareholders and the Securities and Exchange Commission.

                      (e) The Manager will provide the Trust with, or obtain for it, adequate office space and all necessary office equipment and services, including telephone service, heat, utilities, stationery supplies and similar items.

                      (f) The Manager will make itself available to receive and will transmit purchase and redemption requests to the Trust's transfer agent as promptly as practicable and will hold itself available to respond to shareholder inquiries.

              4. SERVICES NOT EXCLUSIVE. The services furnished by the Manager hereunder are not to be deemed exclusive and the Manager shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

              5. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Manager hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. The Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

              6. EXPENSES. During the term of this Agreement, the Trust will bear all expenses not specifically assumed by the Manager incurred in its operations and the offering of shares. That is, the Trust will pay (a) brokerage commissions relating to securities purchased or sold by the Trust or any losses incurred in connection therewith; (b) fees payable to and expenses incurred on behalf of the Trust by the Manager; (c) expenses of organizing the Trust; (d) filing fees and expenses relating to the registration and qualification of the Trust's shares under federal or state securities laws and maintaining such registrations and qualifications; (e) distribution fees; (f) fees and salaries payable to the Trust's directors and officers who are not officers or employees of the Manager or interested persons (as defined in the 1940 Act) of any

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     investment adviser or underwriter of the Trust; (g) taxes (including any income or franchise taxes) and governmental fees; (h) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (i) any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against the Trust for violation of any law; (j) legal, accounting and auditing expenses, including legal fees of special counsel for the independent directors; (k) charges of custodians, transfer agents and other agents; (1) costs of preparing share certificates; (m) expenses of setting in type and printing prospectuses and supplements thereto for existing shareholders, reports and statements to shareholders and proxy material; (n) any extraordinary expenses (including fees and disbursements of counsel) incurred by the Trust; and (o) fees and other expenses incurred in connection with membership in investment company organizations.

              The Trust may pay directly any expense incurred by it in its normal operations and, if any such payment is consented to by the Manager and acknowledged as otherwise payable by the Manager pursuant to this Agreement, the Trust may reduce the fee payable to the Manager pursuant to paragraph 7 hereof by such amount. To the extent that such deductions exceed the fee payable to the Manager on any monthly payment date, such excess shall be carried forward and deducted in the same manner from the fee payable on succeeding monthly payment dates.

              In addition, if the expenses borne by the Trust in any fiscal year exceed the applicable expense limitations imposed by the securities regulations of any state in which shares are registered or qualified for sale to the public, the Manager will reimburse the Trust for any excess up to the amount of the fee payable to it during that fiscal year pursuant to paragraph 7 hereof.

              7. COMPENSATION. For the services provided and the expenses assumed pursuant to this Agreement, effective from the date of this Agreement, the Trust will pay the Manager a fee, computed daily and paid monthly, at the following annual rates as percentages of the Trust's average daily net assets:

                                                       Advisory Fee as %
                                                       of Average Daily
               Average Daily Net Assets                    Net Assets
               ------------------------                -----------------

               First $100 million  . . . . . . . . .            1.00%

               Over $100 million   . . . . . . . . .             .75%



              8. LIMITATION OF LIABILITY OF THE MANAGER. The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates except a loss resulting from the willful misfeasance,

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     bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, partner, employee, or agent of the Manager, who may be or become an officer, director, employee or agent of the Trust shall be deemed, when rendering services to the Trust or acting in any business of the Trust, to be rendering such services to or acting solely for the Trust and not as an officer, partner, employee, or agent or one under the control or direction of the Manager even though paid by it.

              9. DURATION AND TERMINATION. This Agreement shall become effective upon its execution, and shall remain in full force and effect continuously thereafter until terminated as follows:

                      (a) The Trust may at any time terminate this Agreement by providing not more than 60 days' written notice delivered or mailed by registered mail, postage prepaid, to the Manager; or

                      (b) If (i) the Trustees of the Trust or the shareholders by the affirmative vote of a majority of the outstanding shares of the Trust, and (ii) a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Manager or of the Subadviser, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement, then this Agreement shall automatically terminate at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Trust for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Manager may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder; or

                      (c) The Manager may at any time terminate this Agreement by not less than 60 days' written notice delivered or mailed by registered mail, postage prepaid to the Trust.

              Action by the Trust under paragraph (a) above may be taken either
     (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the Trust.

              This Agreement will automatically and immediately terminate in the event of its assignment. Termination of this Agreement pursuant to this Section 9 shall be without the payment of any penalty. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meanings as such terms have in the 1940 Act.)



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              10.     AMENDMENT OF THIS AGREEMENT.  No provision of this
     Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Trust's outstanding voting securities.

              11. NAME OF TRUST. The Trust may use the name "Heritage" or "Heritage Capital Appreciation Trust" only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of the Manager. At such time as such an agreement shall no longer be in effect, the Trust will (to the extent that it lawfully can) cease to use any name derived from Heritage Capital Appreciation Trust, Raymond, James & Associates, Inc. or RJ Fund Management, Inc. or any successor organization.

              12. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

              IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


     Dated:  November 22, 1985

       Attest:                       HERITAGE CAPITAL APPRECIATION TRUST





       By: /s/ Marilyn G. Rast       By: /s/ Richard K. Riess
           ---------------------        ------------------------
           Marilyn G. Rast               Richard K. Riess


       Attest:                       RJ FUND MANAGEMENT, INC.


       By: /s/ Jennifer A. Tash      By: /s/ Jeffrey P. Julien
          ---------------------         ------------------------




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